                                                         Exhibit 11

          UAL Corporation and Subsidiary Companies
     Calculation of Fully Diluted Net Earnings Per Share
               (In Millions, Except Per Share)

                                    Three Months    Six Months
                                   Ended June 30   Ended June 30
                                   1996     1995   1996     1995
                                   ----     ----   ----     ----
Earnings:
   Earnings before preferred
     stock transactions
     and extraordinary item       $ 226    $ 151   $ 233   $ 154
   Preferred stock dividends        (16)     (10)    (32)    (20)
   Interest on convertible
     debentures                       -        6       3      11
   Earnings before preferred       ----     ----    ----    ----
     stock transactions and
     extraordinary item for
     fully diluted calculation      210      147     204     145
   Preferred stock transactions     (15)      43     (21)     43
   Extraordinary loss on early
     extinguishment of debt         (30)       -     (59)      -
   Net earnings for fully diluted  ----     ----    ----    ----
     calculation                  $ 165    $ 190   $ 124   $ 188
                                   ====     ====    ====    ====
Shares:
   Average number of shares of
     common stock outstanding
     during the period             57.5     49.2    53.9    49.3
   Additional shares assumed
     issued at the beginning of
     the period (or at the date
     of issuance) for conversion
     of preferred stock            22.6     10.4    21.0     8.9
   Additional shares assumed
     issued at the beginning of
     the period for conversion
     of convertible debentures      0.8      7.7     4.2     7.7
   Additional shares assumed
     issued at the beginning of
     the period (or at the date
     of issuance) for exercises
     of dilutive stock options
     and stock award plans (after
     deducting shares assumed
     purchased under the treasury
     stock method)                  2.5      2.3     2.5     2.3
   Average number of shares for    ----     ----    ----    ----
     fully diluted calculation     83.4     69.6    81.6    68.2
                                   ====     ====    ====    ====
Fully diluted per share amounts:
   Earnings before preferred
     stock transactions and
     extraordinary item          $ 2.53   $ 2.12  $ 2.49  $ 2.13
   Preferred stock transactions,
     net of tax                   (0.18)    0.61   (0.25)   0.63
   Extraordinary loss on early
     extinguishment of debt,
     net of tax                   (0.36)      -    (0.73)     -
                                   ----     ----    ----    ----
   Net earnings                  $ 1.99   $ 2.73  $ 1.51  $ 2.76
                                   ====     ====    ====    ====
